January 17, 2013 Bank of America 4Q12 Financial Results

Bank of America and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could.” The forward-looking statements made in this presentation represent Bank of America's current expectations, plans or forecasts of its future results and revenues and include statements regarding the expectation that time to required funding will consistently remain above two years’ coverage; estimates regarding the future levels of quarterly net interest income; the expectation that Basel 1 and Basel 3 capital measures will be impacted by future changes in interest rates and earnings performance; that the Company is well positioned for Basel 3; that the Company will report Basel 1.5 in April 2013, reflecting the final U.S. market risk rules; the expectation that the Company will bring down long-term debt primarily by maturities, consistent with the overall goal of continuing to optimize net interest income; the expectation that the impact of liability management actions and long-term debt maturities is expected to help offset headwinds from continued pressure on consumer loan balances and the low rate environment; expectations regarding loans levels, including 60+ days delinquent loans, and the impact on expenses and servicing revenue; expectations regarding noninterest expenses levels in the fourth quarter of 2013; expectations regarding the actions to be taken under, and impacts of, the agreements with Fannie Mae (FNMA), the agreements for transfer of mortgage servicing rights and the agreement regarding the Independent Foreclosure Review (IFR); expectations regarding the effective tax rate for 2013; the impact of an additional U.K. corporate tax rate reduction; estimates of liability and range of possible loss for various representations and warranties claims; expectations regarding the amount and timing of quarterly cost savings the Company will have via New BAC; expectations regarding the amount by which the Company can reduce expenses by the fourth quarter of 2013; the belief that most portfolios are close to stabilization and overall reserve reductions are expected to continue but at reduced levels; the Company’s outlook for a slow-growth but healthy economy; expectations regarding quarterly provision expense in 2013; expectations regarding stock compensation expenses; expectations regarding the plan to redirect focus from legacy mortgage issues and ongoing regulatory changes to growing the business and increasing market share; and other similar matters. These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America's control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America's 2011 Annual Report on Form 10-K, and in any of Bank of America's subsequent SEC filings: the Company’s ability to obtain required approvals or consents from third parties with respect to the MSR sale agreements, including that there is no assurance that the applicable approvals and consents will be obtained, and accordingly some of these transfers may not be consummated; the Company's resolution of remaining differences with the government-sponsored enterprise (GSE)s regarding representations and warranties repurchase claims, including in some cases with respect to mortgage insurance rescissions, and foreclosure delays; the Company's ability to resolve representations and warranties claims made by monolines and private-label and other investors, including as a result of any adverse court rulings, and the chance that the Company could face related servicing, securities, fraud, indemnity or other claims from one or more of the monolines or private-label and other investors; future representations and warranties losses occurring in excess of the Company’s recorded liability and estimated range of possible loss for GSE and non-GSE exposures; uncertainties about the financial stability of several countries in the European Union (EU), the increasing risk that those countries may default on their sovereign debt or exit the EU, and the related stresses on financial markets, the Euro and the EU and the Company’s direct and indirect exposures to such risks; the uncertainty regarding the timing and final substance of any capital or liquidity standards, including the final Basel 3 requirements and their implementation for U.S. banks through rulemaking by the Board of Governors of the Federal Reserve System (Federal Reserve), including anticipated requirements to hold higher levels of regulatory capital, liquidity and meet higher regulatory capital ratios as a result of final Basel 3 or other capital or liquidity standards; the negative impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Company’s businesses and earnings, including as a result of additional regulatory interpretation and rulemaking and the success of the Company’s actions to mitigate such impacts; the Company's satisfaction of its borrower assistance programs under the global settlement agreement with federal agencies and state attorneys general (National Mortgage Settlement) and under the agreement with the Office of the Comptroller of the Currency (OCC) and Federal Reserve; adverse changes to the Company's credit ratings from the major credit rating agencies; estimates of the fair value of certain of the Company’s assets and liabilities; the inherent uncertainty of litigation and, while litigation expense is expected to continue in future periods, it is expected to vary from period to period; unexpected claims, damages and fines resulting from pending or future litigation and regulatory proceedings; the Company’s ability to fully realize the cost savings and other anticipated benefits from Project New BAC, including in accordance with currently anticipated timeframes; and other similar matters. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. 2 Forward-Looking Statements

• The information contained herein is preliminary and based on company data available at the time of the earnings presentation. It speaks only as of the particular date or dates included in the accompanying slides. Bank of America does not undertake an obligation to, and disclaims any duty to, update any of the information provided • Certain prior period amounts have been reclassified to conform to current period presentation • The Company’s estimates under Basel 3 are based on its current understanding of the U.S. Basel 3 Advanced NPR, assuming all relevant regulatory model approvals. These estimates under Basel 3 will evolve over time as the Company’s businesses change and as a result of further rulemaking or clarification by U.S. regulatory agencies. The U.S. Basel 3 Advanced NPR requires approval by banking regulators of certain models used as part of risk-weighted asset calculations. If these models are not approved, the Company’s capital ratio would likely be adversely impacted, which in some cases could be significant. In addition to Basel 1 requirements and capital ratios, these estimates assist management, investors and analysts in assessing capital adequacy and comparability under Basel 3 capital standards to other financial services companies. The Company continues to evaluate the potential impact of proposed rules and anticipates it will be in compliance with any final rules by the proposed effective dates • Certain financial measures contained herein represent non-GAAP financial measures. For more information about the non-GAAP financial measures contained herein, please see the presentation of the most directly comparable financial measures calculated in accordance with GAAP and accompanying reconciliations in the earnings press release for the quarter ended December 31, 2012 and other earnings-related information available through the Bank of America Investor Relations web site at: http://investor.bankofamerica.com 3 Important Presentation Information

Delivering for Shareholders in 2012

Positioned the Franchise	Execution
Fortified balance sheet	• Liability management actions continue to benefit the stability of net interest income • Global Excess Liquidity Sources remain near historically high levels • Further optimized balance sheet; RWA / assets improved to 55% vs. 60% in 4Q11 • Allowance for loan and lease losses coverage is strong at 2.69% of ending loans and $19.0B reserve for representations and warranties liabilities
Strengthened capital	• Improved tangible book value per share to $13.36 vs. $12.95 at 4Q11 [1] • Basel 1 Tier 1 common capital ratio rose 120 bps from 4Q11 to 11.06% • Estimated Basel 3 Tier 1 common capital ratio was 9.25% at 4Q12, above 2019 8.5% requirement [2]
Addressed significant legacy issues	• Announced significant legacy mortgage settlement agreements • Settled significant acquisition-related class action suits • Further simplified company through divestitures of non-core businesses/portfolios
Improved credit quality	• Full year net charge-offs declined $5.9B, or 28%, from 2011 • 4Q12 consumer loss rates at lowest levels since 1Q08 and commercial loss rates at lowest levels since 4Q06 • 4Q12 30+ days performing delinquencies, excluding fully-insured loans, down 26% from 4Q11

[1] Represents a non-GAAP financial measure. On a GAAP basis, book value per share was $20.24 for 4Q12 and $20.09 for 4Q11. For reconciliation to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

[2] Represents a non-GAAP financial measure. For important presentation information, see slide 3 and reconciliations on slide 40. The 2019 requirement estimate includes the 2.5% capital conservation buffer, 0% countercyclical buffer and an estimated 1.5% SIFI buffer (based on the Financial Stability Board's "Update of group of global systemically important banks (G-SIBs)" issued on November 1, 2012).

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Delivering for Shareholders in 2012

Driving Core Earnings	Execution
People	• Ending CBB deposits of $498.7B at 4Q12 grew 7.4% from prior year • Retail mortgage production growth exceeded 10% on average for the past 3 quarters • Mobile banking users of 12.0MM, up 31% from 4Q11 • Specialty sales force of nearly 6,200 grew by 1,400, or 29% in 2012 • Merrill Edge brokerage assets of $75.9B at 4Q12 increased 14% year-over-year • GWIM revenue, earnings and margin at record levels for 2012
Companies	• Solid loan growth in 2012 including $16.2B, or 6% ending loan growth in 4Q12 compared to 3Q12 • Recorded $5.3B in investment banking fees for 2012; maintained strong No. 2 market share position
Institutional Investors	• Full year sales & trading revenue (excl. DVA) increased 20% over 2011 to $14.3B [1] • No. 1 global research firm according to Institutional Investor rankings for second straight year
Executing Expense Initiatives	• On target to achieve $8B in annualized cost savings from New BAC initiatives by mid-2015 • LAS cost reduction plans on track as 60+ days delinquent loans serviced declined 33% from 4Q11, or 383K loans, to 773K loans; announced MSR sales expected to further reduce by an estimated 232K loans • Average long-term debt reduced by $112B lowering quarterly interest expense by $830MM from 4Q11, or $3.3B annualized

[1] Represents a non-GAAP financial measure. For reconciliation to GAAP financial measures, see slide 21.

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4Q12 Results

4Q12 Summary Income Statement ($B except EPS)

Net interest income [1, 2]	$10.6
Noninterest income	8.3
Total revenue, net of interest expense [1, 2]	18.9
Noninterest expense	18.4
Pre-tax, pre-provision earnings [1]	0.5
Provision for credit losses	2.2
Loss before income taxes	(1.7)
Income tax benefit [1, 2]	(2.4)
Net income	$0.7
Diluted earnings per share	$0.03
Avg. diluted shares (in billions)	10.9

Previously Announced Selected Items in 4Q12 Results ($B) [3]

Revenue

Provision for FNMA representations and warranties	($2.5)
Provision for obligations related to mortgage insurance rescissions	(0.5)
Positive MSR valuation related to servicing sales	0.3
FVO/DVA from spread improvement	(0.7)
Gain on sale of Japan JV	0.4

Expense

Independent Foreclosure Review acceleration agreement	($1.1)
Total litigation expense	(0.9)
Provision for FNMA compensatory fees	(0.3)
Net tax benefit primarily from foreign tax credits [4]	1.3

[1] Fully taxable-equivalent (FTE) basis. Represents a non-GAAP financial measure.
[2] Represents a non-GAAP financial measure. On a GAAP basis, net interest income, total revenue, net of interest expense, and income tax benefit were $10.3B, $18.7B and $2.6B for 4Q12, respectively. For reconciliation of these measures to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.
[3] All items are pre-tax.
[4] Tax benefit had no net impact on regulatory capital in 4Q12.

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$ in billions, except per share amounts Total assets $2,210.0 $43.8 $80.9 Total risk-weighted assets 1,205.7 9.9 (78.8) Total deposits 1,105.3 42.0 72.2 Long-term debt 275.6 (10.9) (96.7) Tangible common shareholders' equity 1 144.0 (1.4) 7.5 Tangible common equity ratio 1 6.74% (21) bps 10 bps Common shareholders' equity $218.2 ($1.7) $6.5 Common equity ratio 9.87% (28) bps (7) bps Tier 1 common capital $133.4 ($3.0) $6.7 Tier 1 common capital ratio 11.06% (35) bps 120 bps Tangible book value per common share 1 $13.36 ($0.12) $0.41 Book value per common share 20.24 (0.16) 0.15 Outstanding common shares (in billions) 10.78 - 0.24 Global Excess Liquidity Sources 372 (8) (6) 4Q12 3Q12 4Q11 Inc / (Dec) ____________________ 1 Represents a non-GAAP financial measure. For reconciliation to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information. 7 Balance Sheet Highlights – End of Period

Basel 1 Capital 8 $126.7 $131.6 $134.1 $136.4 $133.4 9.86% 10.78% 11.24% 11.41% 11.06% 0% 4% 8% 12% 16% $0 $40 $80 $120 $160 4Q11 1Q12 2Q12 3Q12 4Q12 Tier 1 common capital Tier 1 common capital ratio Basel 1 Tier 1 Common Capital ($B) • Tier 1 common capital ratio decreased 35bps to 11.06% from 3Q12 – Tier 1 common capital declined $3.0B from 3Q12 driven by the $1.9B pre-tax loss and $0.5B dividends Basel 1 Risk-weighted Assets ($B) $1,284 $1,221 $1,193 $1,196 $1,206 $0 $400 $800 $1,200 $1,600 4Q11 1Q12 2Q12 3Q12 4Q12 • Risk-weighted assets increased approximately $10.0B compared to 3Q12, as commercial loans increased over the quarter

Basel 3 Capital 9 • Tier 1 common capital ratio estimated to be 9.25% at 4Q12, an improvement of 28bps over the 3Q12 estimate of 8.97%, on a fully phased-in basis under the final U.S. market risk rules and U.S. Basel 3 NPRs 1 – Estimated Tier 1 common capital declined $6.0B to $128.6B at 4Q12  $1.9B pre-tax loss and $0.5B dividends reduced capital  $1.3B unrealized after-tax loss on AFS debt securities recognized in OCI  $2.4B increase in threshold deductions ____________________ 1 Represents a non-GAAP financial measure. For important presentation information, see slide 3 and reconciliations on slide 40. 2 The 2019 requirement estimate includes the 2.5% capital conservation buffer, 0% countercyclical buffer and an estimated 1.5% SIFI buffer (based on the Financial Stability Board’s “Update of group of global systemically important banks (G-SIBs)” issued on November 1, 2012). $124.8 $134.6 $128.6 7.95% 8.97% 9.25% 6% 8% 10% 12% $0 $40 $80 $120 $160 2Q12 3Q12 4Q12 Tier 1 common capital Tier 1 common capital ratio 2019 requirement, including buffers 2 Basel 3 Tier 1 Common Capital ($B) 1 Basel 3 Risk-weighted Assets ($B) 1 $1,571 $1,501 $1,391 $0 $400 $800 $1,200 $1,600 $2,000 2Q12 3Q12 4Q12 • Estimated risk-weighted assets decreased $110B from 3Q12 to $1.4T – $87B reduction from changes in exposures and credit quality improvement  $23B in consumer real estate exposures  $64B in market risk, CVA, securitization and other exposures – $23B reduction as a result of updates of recent loss experience to our models

Funding and Liquidity • Reduced long-term debt by $11B in 4Q12 – $5.3B of liability management actions completed which consisted primarily of parent redemptions of TRUPs and subordinated debt; recorded $110MM loss upon redemption which was partially offset by related net interest income (NII) benefit of $57MM in 4Q12; $350MM expected in 2013 – $2B parent company contractual maturities – Scheduled parent company debt maturities of $28B in 2013 and $39B in 2014 3 • Global Excess Liquidity Sources continued to be robust – Parent company liquidity remains strong at $103B, a $1B increase from 3Q12 – Time to Required Funding was 33 months; expected to remain above 2 years coverage 10 Global Excess Liquidity Sources ($B) and Time to Required Funding (months) 1, 2 1 Global Excess Liquidity Sources include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. It does not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity from the bank or broker/dealer subsidiaries are subject to certain regulatory restrictions. 2 Time to required funding is a debt coverage measure and is expressed as the number of months unsecured holding company obligations of both Bank of America Corporation and Merrill Lynch & Co., Inc. can be met using only its Global Excess Liquidity Sources without issuing debt or sourcing additional liquidity. For 4Q11 through 4Q12, we have included in the amount of unsecured contractual obligations the $8.6B liability, including estimated costs, for the previously announced BNY Mellon settlement. 3 Parent maturities are defined as maturities of senior or subordinated debt issued or guaranteed by Bank of America Corporation or Merrill Lynch & Co., Inc. $378 $406 $378 $380 $372 29 31 37 35 33 20 25 30 35 40 45 $0 $100 $200 $300 $400 $500 4Q11 1Q12 2Q12 3Q12 4Q12 Parent company Bank subsidiaries Broker/dealers Time to Required Funding Long-term Debt ($B) $372 $355 $302 $287 $276 $0 $100 $200 $300 $400 $500 4Q11 1Q12 2Q12 3Q12 4Q12

• 4Q12 reported NII and net interest yield increased $0.4B and 3bps from 3Q12 due to the following: – Less negative impact from market-related premium amortization expense and hedge ineffectiveness – Benefit from reductions in long-term debt including liability management actions – Improved trading-related NII – Lower asset yields and consumer loan balances partially offset these increases • Near term outlook for NII is expected to continue to benefit from liability management actions and reductions in long-term debt balances offsetting headwinds of lower consumer loan balances and the low rate environment 11 Net Interest Income Adjusted for Market-related Items and Hedge Ineffectiveness ($B) 1, 2 Net Interest Income ____________________ 1 FTE basis. NII on a FTE basis represents a non-GAAP financial measure. On a GAAP basis, reported NII was $10.3B, $9.9B, $9.5B, $10.8B and $10.7B for 4Q12, 3Q12, 2Q12, 1Q12 and 4Q11, respectively. For reconciliation to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information. 2 NII on a FTE basis adjusted for market-related items and hedge ineffectiveness represents a non-GAAP financial measure. The difference between reported NII on a FTE basis and adjusted reflects market-related impacts of premium amortization expense and hedge ineffectiveness of $0.0B, ($0.3)B, ($0.5)B, $0.4B and $0.0B for 4Q12, 3Q12, 2Q12, 1Q12 and 4Q11, respectively. $11.0 $11.1 $9.8 $10.2 $10.6 2.45% 2.51% 2.21% 2.32% 2.35% 0% 1% 2% 3% 4% $0 $2 $4 $6 $8 $10 $12 $14 4Q11 1Q12 2Q12 3Q12 4Q12 Net interest income Net interest yield $11.0 $10.7 $10.3 $10.5 $10.6 2.46% 2.42% 2.32% 2.39% 2.37% 0% 1% 2% 3% 4% $0 $2 $4 $6 $8 $10 $12 $14 4Q11 1Q12 2Q12 3Q12 4Q12 Net interest income Net interest yield Reported Net Interest Income ($B) 1

Consumer & Business Banking (CBB)

$ in millions	4Q12	Inc/(Dec) 3Q12	Inc/(Dec) 4Q11
Net interest income [1]	$4,689	$38	($391)
Noninterest income	2,515	96	(11)
Total revenue, net of interest expense [1]	7,204	134	(402)
Provision for credit losses	963	(7)	(334)
Noninterest expense	4,121	60	(308)
Income tax expense [1]	692	(62)	54
Net income	$1,428	$143	$186

Key Indicators ($ in billions)	4Q12	3Q12	4Q11
Average deposits	$486.5	$480.3	$459.8
End of period deposits	498.7	486.9	464.3
Average loans	132.4	133.9	147.2
End of period loans	134.7	133.3	146.4
Return on average economic capital [2]	23.9 %	21.8 %	22.1 %

- Net income of $1.4B increased $143MM, or 11% compared to 3Q12 and 15% over 4Q11
- Net interest income of $4.7B remained relatively flat compared to 3Q12
- Noninterest income increased $96MM primarily due to the charge related to our consumer protection products in 3Q12, partially offset by lower service charges driven primarily by fee waivers for customers impacted by Hurricane Sandy
- Average deposits increased $6.1B from 3Q12 driven by strong growth in checking and money market accounts
- Ending loans seasonally increased $1.3B from 3Q12 while average loans declined $1.5B from 3Q12 primarily due to run-off of non-core portfolios

[1] FTE basis.

[2] Calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets. Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

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CBB Key Indicators

Deposits ($ in billions)	4Q12	3Q12	4Q11
Average deposits	$442.4	$436.7	$417.1
End of period deposits	455.9	442.9	421.9
Client brokerage assets	75.9	75.9	66.6
Rate paid on deposits	0.17 %	0.20 %	0.23 %
Mobile banking customers (MM)	12.0	11.1	9.2
Number of banking centers	5,478	5,540	5,702

Card Services ($ in billions)	4Q12	3Q12	4Q11
Average loans and leases	$108.5	$109.7	$121.1
End of period loans and leases	110.4	109.4	120.7
U.S. credit card 30+ days delinquency ratio	2.9 %	3.1 %	3.7 %
U.S. credit card 90+ days delinquency ratio	1.5	1.6	2.0
U.S. credit card net charge-offs as a % of avg. loans	4.2	4.6	5.6
Credit card purchase volumes	$57.5	$53.8	$56.1
Debit card purchase volumes	66.2	64.1	63.7

Business Banking ($ in billions)	4Q12	3Q12	4Q11
Average deposits	$43.7	$43.3	$42.4
End of period deposits	42.4	43.1	41.5
Average loans and leases	23.1	23.4	25.3
End of period loans and leases	23.4	23.2	25.0

Deposits

- Average deposits increased $5.7B from 3Q12 and $25.3B from 4Q11
- Average rate paid decreased 3bps from 3Q12 and 6bps from 4Q11
- 12MM Mobile Banking users, up 8% from 3Q12 and 31% from 4Q11
- Number of banking centers was reduced as we continue to optimize our delivery network around customer behaviors

Card Services

- Average loans declined $1.2B from 3Q12 primarily due to the run-off of non-core portfolios
- U.S. credit card retail spend per average active account increased 7% from 4Q11
- U.S. credit card loss rate of 4.2% is lowest since 2Q06 while the 30+ days delinquency rate of 2.9% is at a historic low

Business Banking

- Average deposits increased $0.4B while average loans decreased $0.3B from 3Q12
- As part of our commitment to small business lending, we extended credit of approximately $8.7B in 2012, a 28% increase over 2011

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14 Summary of Previously Announced Significant Mortgage Items • Reached agreements with FNMA to resolve substantially all agency mortgage repurchase claims on loans originated and sold directly by legacy Countrywide and Bank of America, N.A. to FNMA from 2000 through 2008 (represents $1.4T UPB of originations) – $2.5B provision for settlement on representations and warranties recorded through mortgage banking income in noninterest income – $0.5B provision for obligations related to mortgage insurance rescissions recorded through representations and warranties – $0.3B provision for agreement on compensatory fees for alleged foreclosure delays recorded in other noninterest expense • Agreements to sell MSRs on $306B loan portfolio to two parties – $0.3B positive MSR valuation adjustment related to the MSR sales transaction in 4Q12 recorded through mortgage banking income in noninterest income representing approximately half of the total gains expected; remaining gains expected to be recorded at the times of transfer in 2013 • $1.1B provision expense for agreements with the OCC and Federal Reserve as part of agreement to cease the Independent Foreclosure Review (IFR) acceleration agreement recorded in other noninterest expense – Incurred more than $0.5B in program implementation costs for IFR in 2012 • Agreements summarized above together with additional mortgage-related litigation costs of $0.7B impacted 4Q12 LAS results within the CRES segment – Negative pre-tax impact on LAS revenue of $2.6B – Increased pre-tax impact on LAS expense up $2.0B – Negative after-tax impact of approximately $2.9B

Consumer Real Estate Services (CRES)

Home Loans (within CRES) [1]

$ in millions	4Q12	Inc/(Dec) 3Q12	Inc/(Dec) 4Q11
Net interest income [2]	$348	$12	($36)
Noninterest income	904	61	368
Total revenue, net of interest expense [2]	1,252	73	332
Provision for credit losses	77	100	15
Noninterest expense	740	(43)	14
Income tax expense [2]	154	(1)	104
Net income	$281	$17	$199

Key Indicators ($ in billions)	4Q12	3Q12	4Q11
Average loans and leases	$48.3	$49.6	$54.3
Total Corporation home loan originations:			
First mortgage	21.5	20.3	21.6
Retail	*21.5*	*20.3*	*15.1*
Correspondent	*-*	*-*	*6.5*
Home equity	1.0	0.9	0.8
Core production income	1.0	0.9	0.5

- Net income of $281MM improved 6% from 3Q12 and improved more than 2 times 4Q11 on improved margins from retail originations
- First-lien mortgage retail originations increased 6% to $21.5B from 3Q12, and 42% from 4Q11

Legacy Assets & Servicing (within CRES) [1]

$ in millions	4Q12	Inc/(Dec) 3Q12	Inc/(Dec) 4Q11
Net interest income [2]	$394	$2	($31)
Noninterest income	(1,178)	(2,703)	(3,108)
Total revenue, net of interest expense [2]	(784)	(2,701)	(3,139)
Provision for credit losses	408	121	(531)
Noninterest expense	4,889	1,449	1,046
Income tax benefit [2]	(2,078)	(1,408)	(1,175)
Net loss	($4,003)	($2,863)	($2,479)

Key Indicators ($ in billions)	4Q12	3Q12	4Q11
Average loans and leases	$49.6	$54.1	$62.7
MSR, end of period (EOP)	5.7	5.1	7.4
Capitalized MSR (bps)	55	45	54
Serviced for investors (EOP, in trillions)	1.0	1.1	1.4
Servicing income	1.7	1.6	2.1

- Items discussed on slide 14 (related to FNMA agreements, MSR sales, IFR acceleration agreement and mortgage-related litigation) impacted LAS 4Q12 net loss of $4.0B
- Excluding these items from 4Q12, the net loss would have been approximately $1.1B which is slightly higher than 3Q12 after excluding similar items of litigation and representations and warranties provision totaling $0.7B in 3Q12

[1] CRES includes Home Loans and Legacy Assets & Servicing. See slide 28 for additional CRES financial information.
[2] FTE basis.

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Legacy Assets & Servicing (within CRES) [1]

Legacy Assets & Servicing Highlights			
		Inc / (Dec)	
$ in billions	4Q12	3Q12	4Q11
First-lien servicing (# of loans in thousands)	7,306	(587)	(1,865)
60+ days delinquent first mortgages in servicing portfolio (# of loans in thousands)	773	(163)	(383)
Noninterest expense	$4.9	$1.4	$1.0
Noninterest expense, excluding IFR acceleration agreement and LAS-related litigation [2]	$3.1	$0.1	$0.8
Full-time equivalent employees (in thousands)	38.7	(3.0)	(0.8)
Contractors and others (in thousands)	11.0	(6.0)	(3.3)

- 60+ days delinquent loans serviced declined by 163K, or 17% from 3Q12
  - Declines in 60+ days delinquent loan trends expected to continue including announced MSR sales (232K)
- Legacy Assets & Servicing noninterest expense, excluding the IFR acceleration agreement and LAS-related litigation, was $3.1B for 4Q12 compared to $3.0B in 3Q12 as the agreement with FNMA caused an increased provision of $0.3B in compensatory fees
- Total LAS staffing decreased 9K from 3Q12 driven by 6K contractor and offshore reductions as declines in delinquent loans allow for reduced workforce

[1] The results of certain mortgage servicing rights activities, including net hedge results, which were previously included in Home Loans, together with any related assets or liabilities used as economic hedges are included in Legacy Assets & Servicing.

[2] Excludes provision for IFR acceleration agreement of $1.1B in 4Q12 and LAS-related litigation expense of $661MM, $423MM and $1.5B in 4Q12, 3Q12 and 4Q11, respectively.

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Representations and Warranties Claims [1]

New Claim Trends (UPB)

($ in millions)	4Q11	1Q12	2Q12	3Q12	4Q12	Mix [2]
Pre 2005	$77	$86	$117	$73	$79	2 %
2005	751	516	619	393	307	8
2006	1,400	2,302	3,768	1,485	1,566	41
2007	2,168	1,382	2,752	2,135	1,830	36
2008	331	264	412	701	490	8
Post 2008	126	193	545	196	189	5
New Claims	$4,853	$4,743	$8,213	$4,983	$4,461	
% GSEs	*68 %*	*63 %*	*53 %*	*54 %*	*57 %*	
Rescinded claims	$1,211	$773	$876	$1,877	$1,131	
Approved repurchases	1,170	480	704	322	468	

Outstanding Claims by Counterparty (UPB)

($ in millions)	4Q11	1Q12	2Q12	3Q12	4Q12
GSEs	$6,221	$8,063	$10,936	$12,274	$13,530
Private	3,304	4,895	8,641	10,559	12,299
Monolines	3,082	3,136	3,128	2,629	2,449
Total	$12,607	$16,094	$22,705	$25,462	$28,278

Outstanding GSE claims after giving effect to the FNMA settlement are expected to be ~$1.3B

- New claims declined compared to 3Q12 as we received fewer claims across all counterparty segments
- A significant portion of the outstanding claims from GSEs for loans sold directly to them (approximately $12.2B UPB) were settled in January 2013
- Private-label claims are primarily related to repurchase requests received on private-label securitization transactions not included in the BNY Mellon settlement, including claims related to third-party sponsored securitizations that include monoline insurance
- As a result of the settlement reached with FNMA which was announced January 7, 2013, the range of possible loss (RPL) in excess of our recorded representations and warranties liability for GSE and non-GSE representations and warranties exposures declined. The company currently estimates the RPL could be up to $4B over accruals at December 31, 2012 compared to up to $6B over accruals at September 30, 2012. Following the FNMA settlement, the remaining RPL covers principally non-GSE exposures.

[1] In addition to the claims in these tables, we have received repurchase demands from private-label securitization investors and a master servicer where we believe the claimant has not satisfied the contractual thresholds to direct the securitization trustee to take action and/or that these demands are otherwise procedurally or substantively invalid. The outstanding amounts of these demands were $1.6B as of December 31, 2012, $1.7B as of September 30, 2012, $3.1B as of both June 30, 2012 and March 31, 2012 and $1.7B as of December 31, 2011. At December 31, 2012, approximately $300MM related to the BNY Mellon settlement. We do not believe that the $1.6B in demands outstanding at December 31, 2012 are valid repurchase claims, and therefore it is not possible to predict the resolution with respect to such demands.

[2] Mix for new claims trend is calculated based on last four quarters.

17

Global Wealth & Investment Management (GWIM)

$ in millions	4Q12	Inc/(Dec) 3Q12	4Q11
Net interest income [1]	$1,490	$77	$42
Noninterest income	2,704	34	209
Total revenue, net of interest expense [1]	4,194	111	251
Provision for credit losses	112	51	(6)
Noninterest expense	3,195	67	(197)
Income tax expense [1]	309	(23)	148
Net income	$578	$16	$306

Key Indicators ($ in billions)	4Q12	3Q12	4Q11
Total client balances	$2,166.7	$2,143.2	$2,030.5
End of period deposits	266.2	243.5	240.5
End of period loans and leases	105.9	102.4	98.7
Liquidity AUM flows	2.5	(1.9)	1.0
Long-term AUM flows	9.1	5.8	4.8
Average loans and leases	103.8	101.0	97.7
Average deposits	249.7	241.4	237.1
Financial advisors (in thousands)	16.4	16.8	16.5
Pre-tax margin	21.2 %	21.9 %	11.0 %
Return on average economic capital [2]	28.5	28.8	16.0

- Net income of $578MM, with a pre-tax margin of 21.2%
- Revenue increased $111MM over 3Q12, driven by higher net interest income from solid deposit and loan growth, while noninterest income reflects benefits of increased market and flows
- Provision for credit losses increased $51MM to $112MM driven by a slower pace of improvement in the residential mortgage portfolio
- Noninterest expense increased as higher litigation and revenue related expenses were partially offset by lower personnel expense
- Strong client activity comparing 4Q12 to 3Q12 reflected:
  - Increase in ending deposits of $22.7B, or 9.3%, to $266.2B
  - Solid long-term AUM flows of $9.1B, up $3.3B
    - 14th consecutive quarter of positive long-term AUM flows
  - Ending loans and leases grew $3.5B, or 3.5%, to $105.9B

[1] FTE basis.

[2] Calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets. Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

18

Global Banking

$ in millions	4Q12	Inc/(Dec) 3Q12	4Q11
Net interest income [1]	$2,377	$112	$68
Noninterest income	1,949	68	256
Total revenue, net of interest expense [1]	4,326	180	324
Provision for credit losses	180	112	436
Noninterest expense	1,946	(75)	(190)
Income tax expense [1]	768	7	(17)
Net income	$1,432	$136	$95

Key Indicators ($ in billions)	4Q12	3Q12	4Q11
Ending loans and leases	$288.3	$272.1	$278.2
Average loans and leases	278.2	267.4	276.9
End of period deposits	269.7	260.0	246.4
Average deposits	268.0	252.2	240.8
IB fees (Corporation-wide excl. self-led)	1.6	1.3	1.0
IB fees (Global Banking excl. self-led)	0.8	0.7	0.6
Business Lending revenue	1.8	1.9	1.9
Treasury Services revenue	1.6	1.5	1.5
Return on average economic capital [2]	27.3 %	24.1 %	25.1 %
Net charge-off ratio	0.33	0.18	0.45
Reservable criticized	$11.0	$12.4	$20.1
Nonperforming assets	2.1	2.6	4.6

- 4Q12 net income increased $136MM, or 10% compared to 3Q12
- Revenue increased $180MM from 3Q12 on strong loan and deposit growth as well as higher investment banking fees
- Strong performance in investment banking driven by record debt issuance fees and growth in advisory revenues resulted in a 20% increase in Corporation-wide investment banking fees (excluding self-led) from 3Q12
- Provision for credit losses of $180MM increased $112MM from 3Q12, primarily driven by the impact of regulatory guidance on consumer dealer finance loans discharged from bankruptcy and to a lesser extent loan growth
- Noninterest expense declined $75MM, or 4% from 3Q12 and $190MM, or 9% from 4Q11, driven by lower personnel-related and operational expenses
- Average loans and leases increased $10.8B, or 4% over 3Q12
  - Total Commercial & Industrial loans increased $8.8B, or 5%, with growth in large corporate and middle market segments, specialized industries and trade finance from greater client demand
  - Commercial real estate loans grew $1.5 billion, or 5%
- Average deposit balances rose $15.8B, or 6% from 3Q12 due to client liquidity

[1] FTE basis.

[2] Calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets. Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

19

Investment Banking Fees $ in millions 3Q12 4Q11 Products Advisory $301 $80 $28 Debt 1,078 213 491 Equity 250 (29) (18) Gross IB fees (incl. self-led) 1,629 264 501 Self-led 29 - (86) Net Corporation-wide fees (excl. self-led) $1,600 $264 $587 Regions U.S./Canada $1,313 $182 $395 International 316 82 106 Gross IB fees (incl. self-led) $1,629 $264 $501 Inc/ (Dec) 4Q12 20 • Total investment banking fees excluding self-led grew by 20% and 58% from 3Q12 and 4Q11 • BofAML maintained #2 global ranking in fees during 2012; #1 in global debt underwriting fees in 4Q12 • Results for 4Q12 included record debt issuance fees since the Bank of America Merrill Lynch merger ____________________ 1 Source: Dealogic FY2012 rankings, including self-led transactions. Rankings based on deal volumes. – #2 in High-yield corporate debt – #2 in Leveraged loans – #2 in Asset-backed securities – #2 in Syndicated loans – #3 in Investment-grade corporate debt Global Rankings 1 – #2 in High-yield corporate debt – #2 in Leveraged loans – #2 in Asset-backed securities – #2 in Syndicated loans – #2 in Inv tment-grade corporate debt – #3 in Convertible debt – #3 in Common stock underwriting – #3 in Equity capital markets U.S. Rankings 1

Global Markets

$ in millions	4Q12	Inc/(Dec) 3Q12	4Q11
Net interest income [1]	$1,016	$170	$152
Noninterest income (excl. DVA) [2]	2,104	(741)	687
Total revenue (excl. DVA) [2, 3]	3,120	(571)	839
DVA	(276)	306	198
Total revenue, net of interest expense [1]	2,844	(265)	1,037
Provision for credit losses	16	(5)	34
Noninterest expense	2,498	(50)	(397)
Income tax expense [1]	178	(721)	480
Net income	$152	$511	$920
U.K. tax charge	$-	($781)	$-
Net income (excl. DVA and U.K. tax charge) [2]	326	(463)	794

Key Indicators ($ in billions)	4Q12	3Q12	4Q11
Average trading-related assets	$493.2	$462.1	$444.3
IB fees (Global Markets excl. self-led)	0.7	0.6	0.4
Sales and trading revenue	2.2	2.7	1.5
Sales and trading revenue (excl. DVA) [2]	2.5	3.2	2.0
FICC (excl. DVA) [2]	1.8	2.5	1.3
Equity income (excl. DVA) [2]	0.7	0.7	0.7
Average VaR ($ in MM) [4]	100.0	54.8	88.4

- Excluding DVA impact and 3Q12 U.K. tax charge, 4Q12 net income of $326MM decreased $463MM vs. 3Q12 and increased $794MM vs. 4Q11 [2]
  - DVA loss in 4Q12 was $276MM vs. a loss of $582MM in 3Q12 and a loss of $474MM in 4Q11
- Excluding DVA, sales and trading revenue of $2.5B decreased $748MM, or 23% vs. 3Q12 but increased $546MM, or 28% vs. 4Q11 [2]
  - FICC revenue of $1.8B declined $746MM vs. 3Q12 due to seasonal slowdown; 4Q12 improved $485MM over 4Q11 [2]
  - Equity revenue of $713MM was flat compared to 3Q12 and increased 9% from 4Q11 [2]
- 4Q12 total expenses of $2.5B decreased 2% from 3Q12 and $397MM, or 14% from 4Q11 primarily driven by a decrease in personnel-related expense

[1] FTE basis.
[2] Represents a non-GAAP financial measure.
[3] In addition to sales and trading revenue, Global Markets shares with Global Banking in certain deal economics from investment banking and loan origination activities.
[4] VaR model uses historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level.

21

All Other [1]

$ in millions	4Q12	Inc/(Dec) 3Q12	4Q11
Total revenue, net of interest expense [2]	($145)	$702	($4,658)
Provision for credit losses	448	58	(344)
Noninterest expense	971	(592)	(1,130)
Income tax benefit [2]	(2,428)	(1,196)	(2,698)
Net income	$864	$2,432	($486)

Key Indicators ($ in billions)	4Q12	3Q12	4Q11
Average loans and leases	$245.8	$254.9	$277.7
Average deposits	36.9	39.3	58.9
Book value of Global Principal Investments	3.5	3.7	5.7
Total BAC equity investment exposure	15.6	16.0	19.0

- Net income of $864MM increased $2.4B from 3Q12 driven by the tax benefit from recognition of foreign tax credits, and $0.8B lower negative FVO adjustments on structured liabilities related to improvements in our own credit spreads
- Results were impacted by the following selected items

$ in millions	4Q12	3Q12	4Q11
FVO on structured liabilities	($442)	($1,289)	($814)
Equity investment income	570	172	3,136
Gains on sales of debt securities	116	328	1,101
Payment protection insurance provision [3]	(225)	(267)	-
Gains (losses) on debt repurchases and exchanges of trust preferred securities	(110)	(25)	1,200

- Noninterest expense decreased from 3Q12, driven by lower litigation costs as 3Q12 included the Merrill Lynch class action settlement

[1] All Other consists of ALM activities, equity investments, liquidating businesses and other. ALM activities encompass the whole-loan residential mortgage portfolio and investment securities, interest rate and foreign currency risk management activities including the residual net interest income allocation, gains/losses on structured liabilities, and the impact of certain allocation methodologies and accounting hedge ineffectiveness. Equity Investments includes Global Principal Investments, strategic and certain other investments. Other includes certain residential mortgage and discontinued real estate loans that are managed by Legacy Assets & Servicing within CRES.

[2] FTE basis.

[3] In the U.K., we previously sold payment protection insurance through our international card services business to credit card and consumer loan customers.

22

Noninterest Expense 23 281.8 278.7 275.5 272.6 267.2 242.3 236.9 233.4 230.9 228.5 150 200 250 300 4Q11 1Q12 2Q12 3Q12 4Q12 Total FTEs FTEs (excluding Legacy Assets & Servicing) $18.9 $17.5 $18.4 $0 $3 $6 $9 $12 $15 $18 $21 4Q11 3Q12 4Q12 All other expenses Total litigation & 4Q12 IFR acceleration agreement of $1.1B LAS expense excl. IFR provision acceleration agreement & LAS-related litigation • Total FTEs declined – Vs. 3Q12, a decline of 5.4K, or 2%  Legacy Assets & Servicing FTEs decreased 3.0K  FTEs across the rest of the company declined 2.4K – Vs. 4Q11, a decline of 14.6K, or 5%  Legacy Assets & Servicing FTEs decreased 0.8K  FTEs across the rest of the company declined 13.8K • Investing in consumer growth areas, including – Added more than 400 Mortgage Loan Officers from 4Q11 – Small Business Bankers increased more than 350 from 4Q11 – Financial Solutions Advisors increased approximately 300 from 4Q11 • 4Q12 noninterest expense, excluding goodwill impairment charge, of $18.4B increased $0.9B from 3Q12 and declined $0.5B vs. 4Q11 1 – LAS expense, excluding the IFR acceleration agreement provision and mortgage-related litigation, was $3.1B, $3.0B and $2.4B in 4Q12, 3Q12 and 4Q11, respectively 2  These costs are expected to decline in 2013 as delinquent loan levels decline – Total litigation and IFR expense was $2.0B, $1.6B and $1.8B in 4Q12, 3Q12 and 4Q11, respectively  4Q12 includes $1.1B for the IFR acceleration agreement – All other expenses of $13.3B, $12.9B and $14.7B in 4Q12, 3Q12 and 4Q11, respectively  4Q12 increased from 3Q12 mostly from seasonal aspects but declined compared to 4Q11 driven by $0.9B of New BAC benefits Noninterest Expense (excl. Goodwill) ($B) 1 Full-time Equivalent Employees (000’s) ____________________ 1 Represents a non-GAAP financial measure. Excludes $581MM of goodwill impairment charges in the European consumer card business in 4Q11. On a GAAP basis, noninterest expense was $19.5B for 4Q11. 2 Represents a non-GAAP financial measure. Excludes litigation expense of $661MM, $423MM and $1.5B in 4Q12, 3Q12 and 4Q11, respectively. Also excludes $1.1B provision for IFR acceleration agreement in 4Q12. 2

Asset Quality Trends Continued to Improve

Credit Metrics ($ in millions)	4Q11	3Q12	Adjusted 3Q12 [1]	4Q12
Net charge-offs [2]	$4,054	$4,122	$3,209	$3,104
Net charge-off ratio [2]	1.74 %	1.86 %	1.45 %	1.40 %
Provision expense	$2,934	$1,774	$1,435	$2,204
Allowance for loans and leases	33,783	26,233	28,397	24,179
Allowance / Loans and leases	3.68 %	2.96 %	3.20 %	2.69 %
Allowance / Annualized net charge-offs	2.10 x	1.60 x	2.22 x	1.96 x
Allowance / Annualized net charge-offs (excl. PCI)	1.57	1.17	1.55	1.51
Consumer 30+ days performing past due (excl. FHA and other fully ins.)	$12,063	$9,285	$9,381	$8,788
Nonperforming assets	27,708	24,925	24,310	23,555
Commercial utilized reservable criticized exposure	27,247	17,374	17,374	15,936

- Net charge-offs declined $0.1B, or 3.3% from adjusted 3Q12 levels
  - 3Q12 results included new regulatory guidance which required charging off to collateral value loans discharged in Chapter 7 bankruptcy and impacts from the National Mortgage Settlement activity
  - 4Q12 included $73MM of Chapter 7 bankruptcy charge-offs related to the completion of implementation of the above regulatory guidance
- 30+ days performing consumer delinquencies, excluding fully-insured consumer real estate loans, declined $497MM, or 5.4%
- NPAs decreased $1.4B, or 5.5% vs. 3Q12, driven by improvements in both commercial and consumer
  - 24% of NPAs are consumer real estate loans that are current on contractual payments
- Commercial utilized reservable criticized exposure improved $1.4B, or 8.3%

[1] Excludes impacts from changes due to the National Mortgage Settlement and new regulatory guidance on bankruptcy treatment. Represents a non-GAAP financial measure. For reconciliation to GAAP financial measures, see slide 39.

[2] 4Q12 and 3Q12 exclude write-offs of consumer PCI loans of $1.1B and $1.7B.

24

Appendix

Results by Business Segment

$ in millions	4Q12						
	Total Corporation	CBB	CRES	GWIM	Global Banking	Global Markets	All Other
Net interest income [1,2]	**$10,555**	$4,689	$742	$1,490	$2,377	$1,016	$241
Card income	**1,548**	1,327	-	3	122	-	96
Service charges	**1,820**	1,035	-	19	751	16	(1)
Investment and brokerage services	**2,889**	46	-	2,272	41	430	100
Investment banking income (loss)	**1,600**	2	(6)	117	842	668	(23)
Equity investment income (loss)	**699**	41	(5)	2	24	67	570
Trading account profits (losses)	**792**	-	6	24	37	726	(1)
Mortgage banking income (loss)	**(540)**	-	(303)	8	-	(2)	(243)
Insurance income (loss)	**(124)**	25	(1)	83	-	-	(231)
Gains on sales of debt securities	**171**	-	40	-	-	15	116
All other income (loss)	**(519)**	39	(5)	176	132	(92)	(769)
Total noninterest income	8,336	2,515	(274)	2,704	1,949	1,828	(386)
Total revenue, net of interest expense [1,2]	**18,891**	7,204	468	4,194	4,326	2,844	(145)
Total noninterest expense	**18,360**	4,121	5,629	3,195	1,946	2,498	971
Pre-tax, pre-provision earnings (loss) [1]	**531**	3,083	(5,161)	999	2,380	346	(1,116)
Provision for credit losses	**2,204**	963	485	112	180	16	448
Income (loss) before income taxes	**(1,673)**	2,120	(5,646)	887	2,200	330	(1,564)
Income tax expense (benefit) [1,2]	**(2,405)**	692	(1,924)	309	768	178	(2,428)
Net income (loss)	**$732**	$1,428	($3,722)	$578	$1,432	$152	$864

[1] FTE basis. FTE basis for the Total Corporation and pre-tax, pre-provision earnings are non-GAAP financial measures.
[2] For reconciliations to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

26

CBB Financial Results

$ in millions	4Q12 Deposits	4Q12 Card Services	4Q12 Business Banking	4Q12 Total CBB
Net interest income [1]	$1,941	$2,471	$277	$4,689
Noninterest income:				
Card income	-	1,327	-	1,327
Service charges	950	-	85	1,035
All other income	82	27	44	153
Total noninterest income	1,032	1,354	129	2,515
Total revenue, net of interest expense [1]	2,973	3,825	406	7,204
Provision for credit losses	57	886	20	963
Noninterest expense	2,589	1,325	207	4,121
Income before income taxes	327	1,614	179	2,120
Income tax expense [1]	111	515	66	692
Net income	$216	$1,099	$113	$1,428
Net interest yield [1]	1.74 %	9.02 %	2.44 %	3.73 %
Return on average allocated equity	3.42	21.17	5.33	10.48
Return on average economic capital [2]	11.99	42.77	7.09	23.94
Efficiency ratio [1]	87.11	34.66	50.71	57.21
Balance Sheet				
Average				
Total loans and leases	n/m	$108,522	$23,064	$132,421
Total earning assets [3]	$443,054	109,006	45,276	500,625
Total assets [3]	469,197	115,851	52,357	540,695
Total deposits	442,435	n/m	43,657	486,467
Allocated equity	25,076	20,652	8,466	54,194
Economic capital [2]	7,161	10,247	6,369	23,777
Period end				
Total loans and leases	n/m	$110,380	$23,396	$134,657
Total earning assets [3]	$455,999	110,831	44,712	514,521
Total assets [3]	482,339	117,904	51,655	554,878
Total deposits	455,871	n/m	42,382	498,669

[1] FTE basis.

[2] Return on average economic capital is calculated as net income, adjusted for cost of funds and earning credits and certain expenses related to intangibles, divided by average economic capital. Economic capital represents allocated equity less goodwill and a percentage of intangible assets. Represent non-GAAP financial measures. For reconciliation to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information.

[3] Total earning assets and total assets include asset allocations to match liabilities (i.e., deposits) for total CBB, Deposits and Business Banking. Card Services does not require an asset allocation. As a result, the sum of the businesses does not agree to total CBB results.

n/m = not meaningful

27

28 ____________________ 1 The results of certain mortgage servicing rights activities, including net hedge results, which were previously included in Home Loans, together with any related assets or liabilities used as economic hedges are included in Legacy Assets & Servicing. 2 FTE basis. 3 Economic capital represents allocated equity less goodwill and a percentage of intangible assets (excluding mortgage servicing rights). Represents a non-GAAP financial measure. For reconciliation to GAAP financial measures, see the accompanying reconciliations in the earnings press release and other earnings-related information. n/a = not applicable CRES Financial Results $ in millions Net interest income 2 $348 $394 $742 Noninterest income: Mortgage banking income (loss) 891 (1,194) (303) All other income 13 16 29 Total noninterest income (loss) 904 (1,178) (274) Total revenue, net of interest expense 2 1,252 (784) 468 Provision for credit losses 77 408 485 Noninterest expense 740 4,889 5,629 Income (loss) before income taxes 435 (6,081) (5,646) Income tax expense (benefit) 2 154 (2,078) (1,924) Net income (loss) $281 ($4,003) ($3,722) Balance Sheet Average Total loans and leases $48,312 $49,600 $97,912 Total earning assets 54,720 55,726 110,446 Total assets 55,609 77,354 132,963 Allocated equity n/a n/a 12,525 Economic capital 3 n/a n/a 12,525 Period end Total loans and leases $47,742 $48,230 $95,972 Total earning assets 54,394 53,892 108,286 Total assets 55,463 76,925 132,388 Total CRESHome Loans 1 Legacy Assets & Servicing 1 4Q12

Representations and Warranties Information

Representations and Warranties Exposure (2004-2008 vintages)

Representations and Warranties Exposure Status as of December 31, 2012 ($B)

Counterparty	(2004-2008) Originations Original Balance	(2004-2008) Originations Outstanding Balance	Have Paid	Reserves Established [1]	Commentary [1]
GSE - FHLMC (CFC)	$196	$68			FHLMC Agreement [2]
GSE - FNMA (LCHL and LBAC)	824	243			FNMA Agreement - Included in Reserve at 12/31/12
GSE All Other	98	31			Reserves established [2]; Included in RPL
Second-lien monoline	81	11			Completed agreements with Assured and in 3Q12 with Syncora
Whole loans sold	55	13			Reserves established
Private label (CFC issued)	409	129			BNY Mellon settlement pending court approval
Private label (non CFC bank issued)	242	54			Reserves established; Included in RPL
Private label (3rd party issued)	176	54			Reserves established; Included in RPL
	$2,081	$603	$14.0	$19.0	

- Does not include litigation reserves established
- Exposures identified above relate only to repurchase claims associated with purported representations and warranties breaches in RMBS transactions. They do not include any exposures associated with related litigation matters; separate foreclosure costs and related costs and assessments; or possible losses related to potential claims for breaches of performance of servicing obligations, potential securities law or fraud claims, potential indemnity or other claims against us, including claims related to loans guaranteed by the FHA. If adverse to us, the aforementioned items could have a material adverse effect on our financial results in future periods.
- As a result of the settlement reached with FNMA which was announced January 7, 2013, the range of possible loss (RPL) in excess of our recorded representations and warranties liability for GSE and non-GSE representations and warranties exposures declined. The company currently estimates the RPL could be up to $4B over accruals at December 31, 2012 compared to up to $6B over accruals at September 30, 2012. Following the FNMA settlement, the remaining RPL covers principally non-GSE exposures.

[1] Level of reserves established and RPL are subject to adjustments in future periods based on a number of factors including ultimate resolution of the BNY Mellon settlement, changes in estimated repurchase rates, economic conditions, home prices, consumer and counterparty behavior, and a variety of judgmental factors.

[2] Refer to pages 62-65 of Bank of America's September 30, 2012 Form 10-Q on file with SEC for additional disclosures.

30

Additional Asset Quality Information

• Net charge-offs decreased $917MM in 4Q12 compared to 3Q12 primarily due to the absence of 3Q12 charge-offs from the change in treatment of loans discharged in Chapter 7 bankruptcy 5 ($478MM) and National Mortgage Settlement activity ($435MM) – Excluding these 3Q12 items and the $73MM related to the completion of implementation of Chapter 7 bankruptcy losses in 4Q12, net charge-offs declined due to continued improvement in U.S. Credit Card • 30+ days performing delinquencies (excluding fully-insured consumer real estate loans) decreased $497MM from 3Q12 • Nonperforming loans and foreclosed properties decreased $471MM from 3Q12 as charge-offs, returns to performing status, paydowns and foreclosed property liquidations outpaced new nonaccrual loans • Total consumer provision expense was $2.0B ($2.9B charge- offs and reserve reduction of $835MM) – Includes a $430MM benefit for PCI loans compared to a $166MM benefit in the prior quarter, both due to improved home price outlooks • Allowance for loans and leases decreased $2.0B from 3Q12 to $21.1B which provides 3.8% coverage of loans – The decrease included a reduction of $1.1B of PCI allowance primarily due to the National Mortgage Settlement-related forgiveness of loans for which reserves were previously established • Allowance covers 1.86x current period annualized net charge- offs compared to 1.54x in 3Q12 (excluding PCI allowance: 1.37x in 4Q12 vs. 1.06x in 3Q12 3) 32 ____________________ 1 4Q12 and 3Q12 exclude write-offs of consumer PCI loans of $1.1B and $1.7B. 2 Excludes FHA-insured loans and other loans individually insured under long-term standby agreements. 3 Represents a non-GAAP financial measure. 4 Excludes FVO loans. 5 In 3Q12, we adopted new regulatory guidance regarding the treatment of loans discharged in Chapter 7 bankruptcy. Consumer Credit Trends $ in millions 4Q12 Net charge-offs 1 $2,853 ($917) ($685) 30+ days performing delinquencies 2 8,788 (497) (3,275) Nonperforming loans and foreclosed properties 20,081 (471) (678) Provision expense 2,018 441 (1,136) Allowance for loan and lease losses 21,073 (1,982) (8,575) Allowance for loan and lease losses excl. CFC PCI 3 15,537 (437) (5,652) % coverage of loans and leases 4 3.81% (30) bps (107) bps % coverage of loans and leases excl. CFC PCI 3, 4 2.95 (5) (73) # times of annualized net charge-offs 1.86 x 0.32 x (0.25) x # times of annualized net charge-offs excl. CFC PCI 3 1.37 0.31 (0.14) Inc/(Dec) 3Q12 4Q11 $3,538 $3,687 $3,251 $3,770 $2,853 $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 4Q11 1Q12 2Q12 3Q12 4Q12 Credit card Home equity Residential mortgage Direct/Indirect Other Consumer Consumer Net Charge-offs ($MM)

33 Residential Mortgage NPAs ($MM) Home Equity NPAs ($MM) Consumer Nonperforming Loans, Leases and Foreclosed Properties (NPAs) $4,613 $4,649 $4,629 $5,686 $6,119 $12,783 $11,728 $10,847 $10,101 $9,188 $17,396 $16,377 $15,476 $15,787 $15,307 $0 $5,000 $10,000 $15,000 $20,000 4Q11 1Q12 2Q12 3Q12 4Q12 Resi < 180 days past due Resi ≥ 180 days past due $1,434 $3,253 $3,041 $3,058 $3,071 $1,076 $1,158 $1,214 $1,285 $1,267 $2,510 $4,411 $4,255 $4,343 $4,338 $0 $1,000 $2,000 $3,000 $4,000 $5,000 4Q11 1Q12 2Q12 3Q12 4Q12 Home Equity <180 days past due Home Equity ≥ 180 days past due • Consumer real estate NPAs declined from 3Q12 – Residential mortgage NPAs declined as paydowns, charge-offs, returns to performing status and foreclosed property liquidations outpaced new nonaccrual loans – Home equity NPAs remained unchanged at $4.3B as charge-offs and returns to performing status were offset by new nonaccrual loans – 4Q12 nonperforming residential mortgage loans include $3.5B and home equity loans include $2.0B of loans where the borrower is current on contractual payments ____________________ 1 During 3Q12, we reclassified to nonperforming $557MM of residential mortgage and $483MM of home equity loans that were less than 60 days past due due to regulatory guidance regarding the treatment of loans discharged in Chapter 7 bankruptcy. 2 During 1Q12, we reclassified to nonperforming $1.9B of junior-lien loans that were less than 90 days past due but had a first-lien loan that was more than 90 days past due, in accordance with regulatory interagency guidance. 1 2 1

34 ____________________ 1 Excludes FHA-insured loans and other loans individually insured under long-term standby agreements. 2 Excludes PCI loans. 3 During 3Q12, we reclassified to nonperforming $83MM of residential mortgages that were 30+ days performing past due as a result of the change in treatment of loans discharged in Chapter 7 bankruptcy. 4 During 1Q12, we reclassified to nonperforming $264MM of junior-lien loans that were previously 30+ days performing past due but had a first-lien loan that was more than 90 days past due, in accordance with regulatory interagency guidance. Residential Mortgage, 30+ Days Performing Past Due ($B) 1, 2 Home Equity, 30+ Days Performing Past Due ($B) 2 Residential Mortgage and Home Equity 30+ Days Performing Delinquencies $7.6 $7.1 $5.1 $4.0 $3.3 $3.4 $3.3 $3.1 3.2% 3.3% 2.8% 2.5% 2.2% 2.3% 2.3% 2.1% 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% $2.0 $3.0 $4.0 $5.0 $6.0 $7.0 $8.0 $9.0 4Q08 4Q09 4Q10 4Q11 1Q12 2Q12 3Q12 4Q12 30+ days past due 30+ days past due % $2.7 $2.2 $1.9 $1.7 $1.3 $1.2 $1.1 $1.1 1.9% 1.6% 1.5% 1.5% 1.2% 1.1% 1.1% 1.1% 0.0% 0.5% 1.0% 1.5% 2.0% $1.0 $1.5 $2.0 $2.5 $3.0 4Q08 4Q09 4Q10 4Q11 1Q12 2Q12 3Q12 4Q12 30+ days past due 30+ days past due % 4 3

Impact of FHA and Other Fully-insured Consumer Real Estate Loans on Delinquencies [1]

FHA and Other Fully-insured Consumer Real Estate Loans

$ in millions	4Q12	3Q12	2Q12	1Q12	4Q11
FHA and Other Fully-insured Consumer Real Estate Loans 30+ Days Performing Delinquencies	**$25,698**	$25,088	$25,306	$24,094	$24,738
Change from prior period	**610**	(218)	1,212	(644)	598
30+ Days Performing Delinquency Amounts					
Total consumer as reported	**$34,486**	$34,373	$34,889	$34,267	$36,801
Total consumer excluding FHA and other fully-insured consumer real estate loans [2]	**8,788**	9,285	9,583	10,173	12,063
Residential mortgages as reported	**28,780**	28,420	28,702	27,390	28,688
Residential mortgages excluding FHA and other fully-insured consumer real estate loans [2]	**3,082**	3,332	3,396	3,296	3,950
30+ Days Performing Delinquency Ratios					
Total consumer as reported	**6.24 %**	6.13 %	6.08 %	5.84 %	6.06 %
Total consumer excluding FHA and other fully-insured consumer real estate loans [2]	**2.02**	2.10	2.13	2.20	2.51
Residential mortgages as reported	**11.83**	11.49	11.36	10.68	10.94
Residential mortgages excluding FHA and other fully-insured consumer real estate loans [2]	**2.15**	2.28	2.27	2.16	2.49

- During 4Q12, 30+ days performing delinquency trends continued to improve
  - Total consumer 30+ days performing delinquencies excluding fully-insured consumer real estate were down $497MM compared to 3Q12
  - Total residential mortgage excluding fully-insured ($250MM) led the decline from 3Q12 followed by consumer credit card ($132MM), home equity ($50MM) and direct/indirect ($49MM)

[1] Includes FHA-insured loans and loans individually insured under long-term standby agreements.
[2] Excludes PCI loans.

35

36 ____________________ 1 Excludes FVO loans. 2 4Q12 and 3Q12 exclude write-offs of consumer PCI loans of $1.1B and $1.7B related to home equity. 3 Loan-to-value (LTV) calculations apply to the residential mortgage portfolio. Combined loan-to-value (CLTV) calculations apply to the home equity portfolio. Home Loans Asset Quality Key Indicators Loans end of period $243,181 $143,590 $247,340 $146,367 $107,996 $99,449 $112,260 $102,551 Loans average 245,723 147,223 250,336 149,588 110,105 101,219 116,184 105,246 Net charge-offs 2 $714 $714 $707 $707 $767 $767 $1,621 $1,621 % of average loans 1.16% 1.93% 1.12% 1.88% 2.77% 3.02% 5.55% 6.13 % Allowance for loan losses $5,004 $3,943 $5,202 $3,960 $7,845 $5,417 $8,949 $5,454 % of loans 2.06% 2.75% 2.10% 2.71% 7.26% 5.45% 7.97% 5.32 % Average refreshed (C)LTV 3 78 81 81 84 90%+ refreshed (C)LTV 3 30% 34% 39% 42 % Average refreshed FICO 718 722 742 743 % below 620 FICO 14% 14% 8% 8 % Home Equity 4Q12 As Reported Excluding Countrywide Purchased Credit- impaired 3Q12 As Reported Excluding Countrywide Purchased Credit- impaired $ in millions Excluding Countrywide Purchased Credit- impaired and Fully- insured Loans As Reported 4Q12 Residential Mortgage 1 3Q12 Excluding Countrywide Purchased Credit- impaired and Fully- insured Loans As Reported

Home Equity

$ in billions	4Q12	3Q12	2Q12	1Q12	4Q11
% Stand-alone (non piggy-back)	**93 %**	92 %	92 %	92 %	92 %
Legacy Countrywide PCI loans	**$8.5**	$9.7	$11.6	$11.8	$12.0
Allowance for PCI loans	**2.4**	3.5	5.3	5.2	5.1
Non-PCI first-lien loans	**21.0**	21.9	22.9	23.6	24.5
Non-PCI second-lien loans	**78.5**	80.7	83.5	85.8	88.2
Second-liens > 100% CLTV	**34 %**	37 %	43 %	40 %	40 %
% Current	**95**	95	95	94	94
Allowance for non-PCI loans	**$5.4**	$5.5	$6.7	$7.5	$8.0
Total net charge-offs [1, 2]	**0.8**	1.6	0.9	1.0	0.9

- Less than 10% of the remaining PCI loans are 180 days past due
- The corresponding decreases in PCI loans and allowance during the fourth quarter reflect forgiveness of approximately $900MM of severely delinquent loans in connection with the National Mortgage Settlement activity
- Of the $78.5B second-lien positions, approximately 34%, or $26.9B, have CLTVs>100%
  - Does not mean entire second-lien position is a loss in the event of default
  - Assuming proceeds of 85% of the collateral value, we estimate collateral value of $6.7B available for second-liens
  - 95% of second-lien loans with CLTVs>100% are current at 4Q12 and we estimate based on available credit bureau data that 92% are current on both their second-lien and underlying first-lien loan

[1] 4Q12 and 3Q12 exclude write-offs of consumer PCI loans of $1.1B and $1.7B.
[2] 3Q12 includes $424MM due to a change in treatment of loans discharged in Chapter 7 bankruptcy as a result of regulatory guidance and $435MM related to the National Mortgage Settlement activities.

37

• Net charge-offs in 4Q12 decreased $101MM compared to 3Q12, and were $265MM (51%) lower than 4Q11 with the lowest rate since 4Q06 • Nonperforming loans, leases and foreclosed properties decreased $899MM (21%) from 3Q12 and $3.5B (50%) from 4Q11, primarily in Commercial Real Estate – 12th consecutive quarter with declines; 74% decline from 4Q09 peak • Reservable criticized decreased $1.4B (8%) from 3Q12 and $11.3B (42%) from 4Q11 – 13th consecutive quarter with declines; 73% decline from 3Q09 peak • Allowance for loan and lease losses declined $72MM from 3Q12 – $3.1B allowance for loan and lease losses covers 3.11x current period annualized net charge-offs compared to 2.27x in 3Q12 38 ____________________ 1 Excludes FVO loans. Commercial Credit Trends $ in millions 4Q12 Net charge-offs $251 ($101) ($265) Nonperforming loans, leases and foreclosed properties 3,474 (899) (3,475) Reservable criticized 15,936 (1,438) (11,311) Provision expense 186 (11) 406 Allowance for loa and lease losses 3,106 (72) (1,029) % coverage of loans nd leases 1 0.90% (8) bps (43) bps # times annualized net charge-offs 3.11 x 0.84 x 1.09 x Inc/(Dec) 3Q12 4Q11 $516 $369 $375 $352 $251 ($100) $100 $300 $500 $700 $900 4Q11 1Q12 2Q12 3Q12 4Q12 Small business Commercial real estate Commercial & Industrial Commercial lease financing Commercial Net Charge-offs ($MM)

Asset Quality Trends Excluding National Mortgage Settlement and Bankruptcy Impacts – 3Q12 Reconciliation 39 Credit Metrics ($ in MM) Net charge-offs 1 $4,122 $435 $478 $3,209 Net charge-off ratio 1 1.86% 20 bps 21 bps 1.45 % Provision expense $1,774 $- $339 $1,435 Allowance for loans and leases 26,233 (2,025) (139) 28,397 Allowance / Loans and leases 2.96% (22) bps (2) bps 3.20 % Allowance / Annualized net charge-offs 3 1.60 x (0.33) (0.22) 2.22 x Allowance / Annualized net charge-offs (excl. PCI) 3 1.17 (0.17) (0.16) 1.55 Consumer 30+ days performing past due (excl. FHA and other fully ins.) $9,285 $- ($96) $9,381 Nonperforming assets 24,925 (435) 1,050 24,310 Commercial utilized reservable criticized exposure 17,374 - - 17,374 Adjusted 3Q12 Bankruptcy Impact National Mortgage Settlement 3Q12 ____________________ 1 3Q12 excludes write-offs of consumer PCI loans of $1.7B. 2 Includes $1.6B of PCI related allowance and $435MM of non-PCI related allowance. 3 Amounts will not total as individual impact columns have different denominators. 2

Basel 1 to Basel 3 (Fully Phased-In) 1 40 $ in millions Regulatory Capital – Basel 1 to Basel 3 (fully phased-in) Basel 1 Tier 1 capital $155,461 $163,063 $164,665 Deduction of preferred stock, non-qualifying preferred stock and minority interest in equity accounts of consolidated subsidiaries (22,058) (26,657) (30,583) Basel 1 Tier 1 common capital $133,403 $136,406 $134,082 Deduction of defined benefit pension assets (737) (1,709) (3,057) Change in DTA and other threshold deductions (MSRs and significant investments) (3,020) (1,102) (3,745) Change in all other deductions, net (1,020) 1,040 (2,459) Basel 3 (fully phased-in) Tier 1 common capital $128,626 $134,635 $124,821 Risk-weighted Assets – Basel 1 to Basel 3 (fully phased-in) Basel 1 $1,205,660 $1,195,722 $1,193,422 Net change in credit and other risk-weighted assets 103,401 216,244 298,003 Increase due to market risk amendment 81,811 88,881 79,553 Basel 3 (fully phased-in) $1,390,872 $1,500,847 $1,570,978 Tier 1 Common Capital Ratios Basel 1 11.06% 11.41% 11.24 % Basel 3 (fully phased-in) 9.25 8.97 7.95 September 30, 2012 December 31, 2012 June 30, 2012 ____________________ 1 Regulatory capital ratios are preliminary until filed with the Federal Reserve on Form Y-9C. For important presentation information, see slide 3.